Exhibit 99.1

Granite Reports First-Quarter 2012 Financial Results

  Revenue increased 21 percent compared to the first quarter of 2011
  Cash position remains strong with $367 million in cash, cash equivalents and marketable securities
  Backlog at March 31, 2012 up slightly to $2.1 billion

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 7, 2012--Granite Construction Incorporated (NYSE: GVA) today reported a net loss of $12 million, or $0.31 per diluted share, for the first quarter of 2012 compared with a net loss of $9 million, or $0.24 per diluted share, for the first quarter of 2011.

“Overall, I am pleased with our start to the year as mild weather allowed many of our business units to work throughout the quarter, which is typically a slow quarter for our business,” said James H. Roberts, Granite president and CEO. “Our results are in alignment with our expectations for the year,” Roberts added.

“As we manage our way through today’s challenging market, we are also following a well-developed plan that will further strengthen our company and position us for long-term profitable growth,” Roberts continued. “We are encouraged by the opportunities to grow, diversify our business model and optimize our asset portfolio. We also remain intensely focused on increasing efficiencies and controlling costs throughout the company.”

First-quarter 2012 Financial Results

Total Company

  Revenue totaled $310 million compared with $257 million in 2011, driven by increases in Large Project Construction and Construction segment revenues.
  Gross profit margin was 8 percent compared with 12 percent in 2011. First quarter 2011 gross profit was impacted by the recognition of deferred profit on a project in New York.
  Selling, general and administrative expenses for the first quarter were $43 million, essentially flat compared to a year ago. Included in 2012 was a net gain on restructuring of $2 million related to divestiture activities of our real estate investment business.
  Operating loss for the quarter was $16 million compared with $11 million in the prior year driven largely by a decrease in gross profit.
  Other income, net for the quarter was $7 million compared with $1 million last year due primarily to a gain on the sale of gold, a by-product of aggregate production.
  Net income attributable to noncontrolling interests in joint ventures was $3 million compared with $2 million in 2011.
  Total contract backlog at March 31, 2012, was $2.1 billion compared with $2.0 billion a year ago.

Construction

  Construction revenue for the quarter increased 27 percent to $118 million due to a higher volume of work completed in the quarter related to mild weather throughout the West as well entering the year with a higher volume of backlog.
  Gross profit margin for the first quarter was 7 percent compared with 6 percent a year ago.

Large Project Construction

  Large Project Construction revenue for the quarter increased 19 percent to $164 million reflecting continued progress on projects throughout the country.
  Gross profit margin for the quarter was 14 percent compared with 23 percent for the same period last year. The decrease is largely associated with deferred profit that was recognized on a large project in New York during the first quarter 2011.

Construction Materials

  Construction Materials revenue for the quarter totaled $26 million compared with $24 million for the same period last year.
  Gross loss on the sale of construction materials was $6 million compared with $7 million in 2011.

Outlook

“We are encouraged by the number of Large Project opportunities as well as the healthy bidding activity we are seeing throughout many of our markets in the West. Our outlook is tempered, however, by the intensely competitive environment that we anticipate will continue through the balance of the year,” Roberts said.

For 2012, Granite expects Construction segment revenue to be $1 billion to $1.1 billion with a corresponding gross profit margin between 9 percent and 11 percent. Large Project Construction segment revenue is expected to be $1 billion to $1.1 billion with a corresponding gross profit margin between 12 percent and 14 percent. Construction Materials segment revenue is expected to be $200 million to $220 million with corresponding gross profit margin between 7 percent and 9 percent. In addition, sales, general and administrative expenses are expected to be between $170 million and $180 million for the year and net income attributable to non-controlling interest in joint ventures for the total company is expected to be in the range of $15 million to $18 million.

Conference Call

Granite will conduct a conference call tomorrow, May 8, 2012 at 8 a.m. Pacific time/11 a.m. Eastern time to discuss the results of the quarter ended March 31, 2012. Access to a live audio webcast is available at http://investor.graniteconstruction.com/index.cfm. The live conference call may be accessed by calling (877) 643-7158. The conference ID for the live call is 73795661. The call will be recorded and will be available for replay approximately two hours after the live audio webcast through May 15, 2012 by calling (855) 859-2056. The conference ID for the replay is also 73795661.

About Granite

Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. The Company has been recognized by Ethisphere Institute as one of the World’s Most Ethical Companies for three straight years. For more information, please visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law, we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2012	2011	2011

ASSETS
Current assets
Cash and cash equivalents	$226,226	$256,990	$240,768
Short-term marketable securities	70,444	70,408	83,084
Receivables, net	208,707	251,838	170,441
Costs and estimated earnings in excess of billings	49,962	37,703	33,302
Inventories	67,782	50,975	56,899
Real estate held for development and sale	58,363	67,037	77,128
Deferred income taxes	38,571	38,571	52,583
Equity in construction joint ventures	91,951	101,029	78,773
Other current assets	34,882	35,171	44,059
Total current assets	846,888	909,722	837,037
Property and equipment, net	442,132	447,140	468,929
Long-term marketable securities	70,114	79,250	46,251
Investments in affiliates	30,972	31,071	28,893
Other noncurrent assets	79,849	80,616	83,478
Total assets	$1,469,955	$1,547,799	$1,464,588

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$9,102	$9,102	$8,351
Current maturities of non-recourse debt	19,765	23,071	17,740
Accounts payable	129,480	158,660	94,688
Billings in excess of costs and estimated earnings	87,370	90,845	113,347
Accrued expenses and other current liabilities	148,196	166,790	144,584
Total current liabilities	393,913	448,468	378,710
Long-term debt	208,501	208,501	216,852
Long-term non-recourse debt	1,371	9,912	30,454
Other long-term liabilities	50,011	49,221	47,943
Deferred income taxes	3,393	4,034	11,048

Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 38,621,370 shares as of March 31, 2012, 38,682,771 shares as of December 31, 2011 and 38,634,470 shares as of March 31, 2011	386	387	386
Additional paid-in capital	110,432	111,514	102,548
Retained earnings	670,462	687,296	642,354
Total Granite Construction Incorporated shareholders’ equity	781,280	799,197	745,288
Noncontrolling interests	31,486	28,466	34,293
Total equity	812,766	827,663	779,581
Total liabilities and equity	$1,469,955	$1,547,799	$1,464,588

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

Three Months Ended March 31,	2012	2011
Revenue
Construction	$117,946	$92,692
Large project construction	163,928	137,820
Construction materials	25,623	23,798
Real estate	2,663	2,421
Total revenue	310,160	256,731
Cost of revenue
Construction	109,366	87,139
Large project construction	141,679	106,522
Construction materials	31,573	31,068
Real estate	2,606	2,014
Total cost of revenue	285,224	226,743
Gross profit	24,936	29,988
Selling, general and administrative expenses	43,188	43,372
Gain on sales of property and equipment	1,917	2,704
Operating loss	(16,335)	(10,680)
Other income (expense)
Interest income	1,044	1,244
Interest expense	(3,182)	(3,356)
Equity in loss of affiliates	(617)	(257)
Other income, net	6,871	570
Total other income (expense)	4,116	(1,799)
Loss before benefit from income taxes	(12,219)	(12,479)
Benefit from income taxes	(3,532)	(5,223)
Net loss	(8,687)	(7,256)
Amount attributable to noncontrolling interests	(3,086)	(1,751)
Net loss attributable to Granite Construction Incorporated	$(11,773)	$(9,007)

Net loss per share attributable to common shareholders:
Basic	$(0.31)	$(0.24)
Diluted	$(0.31)	$(0.24)
Weighted average shares of common stock:
Basic	38,265	37,963
Diluted	38,265	37,963

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Three Months Ended March 31,	2012	2011
Operating activities
Net loss	$(8,687)	$(7,256)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation, depletion and amortization	14,961	15,291
Gain from restructuring, net	(1,888)	-
Gain on sales of property and equipment	(1,917)	(2,704)
Stock-based compensation	4,196	3,149
Gain on company owned life insurance	(1,203)	(550)
Changes in assets and liabilities, net of the effects of consolidations	(28,335)	(7,254)
Net cash (used in) provided by operating activities	(22,873)	676
Investing activities
Purchases of marketable securities	(24,987)	(27,341)
Maturities of marketable securities	15,000	24,000
Proceeds from sale of marketable securities	20,000	14,268
Additions to property and equipment	(9,225)	(11,760)
Proceeds from sales of property and equipment	2,883	4,623
Other investing activities, net	(294)	1,221
Net cash provided by investing activities	3,377	5,011
Financing activities
Long-term debt principal payments	(2,500)	(7,235)
Cash dividends paid	(5,021)	(5,038)
Purchase of common stock	(3,837)	(3,515)
Distributions to noncontrolling partners, net	(66)	(2,062)
Other financing activities, net	156	909
Net cash used in financing activities	(11,268)	(16,941)
Decrease in cash and cash equivalents	(30,764)	(11,254)
Cash and cash equivalents at beginning of period	256,990	252,022
Cash and cash equivalents at end of period	$226,226	$240,768

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended March 31,
	Construction	Large Project Construction	Construction Materials	Real Estate

2012
Revenue	$117,946	$163,928	$25,623	$2,663
Gross profit (loss)	8,580	22,249	(5,950)	57
Gross profit (loss) as a percent of revenue	7.3%	13.6%	(23.2)%	2.1%

2011
Revenue	$92,692	$137,820	$23,798	$2,421
Gross profit (loss)	5,553	31,298	(7,270)	407
Gross profit (loss) as a percent of revenue	6.0%	22.7%	(30.5)%	16.8%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

	March 31, 2012		December 31, 2011		March 31, 2011

Construction	$622,240	29.9%	$513,624	25.4%	$696,055	34.7%
Large project construction	1,460,674	70.1%	1,508,830	74.6%	1,307,622	65.3%

Total	$2,082,914	100.0%	$2,022,454	100.0%	$2,003,677	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741